Exhibit 21.1

LIST OF SUBSIDIARIES

At the time of this filing, the following entity is a subsidiary of Stone Point Credit Corporation:

Company Name	Jurisdiction of Organization

SPCC Funding I LLC	Delaware
SPCC Funding II LLC	Delaware